                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                          (AMENDMENT NO. __________)(1)


                          HOLLYWOOD ENTERTAINMENT CORP
         -------------------------------------------------------------
                                (Name of issuer)

                                  COMMON STOCK
         -------------------------------------------------------------
                         (Title of class of securities)

                                   436141105
         -------------------------------------------------------------
                                 (CUSIP number)

                               December 27, 2000
         -------------------------------------------------------------
            (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

|_| Rule 13d-1(b)

|X| Rule 13d-1(c)

|_| Rule 13d-1(d)


                       (Continued on the following pages)

                               (Page 1 of 8 Pages)


-------------------------

     (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
---------------------------                            -------------------------
CUSIP NO.  436141105                                   PAGE 2 OF 8 PAGES
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE
     PERSONS

     PAR INVESTMENT PARTNERS, L.P.
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                    (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     STATE OF DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF         5    SOLE VOTING POWER
    SHARES
 BENEFICIALLY            3,123,800 COMMON STOCK
OWNED BY EACH
  REPORTING
    PERSON
     WITH
                    ------------------------------------------------------------
                    6    SHARED VOTING POWER

                         NONE
                    ------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                         3,123,800 COMMON STOCK
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         NONE
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,123,800 COMMON STOCK
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.8% COMMON STOCK
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

---------------------------                            -------------------------
CUSIP NO. 436141105                                    PAGE 3 OF 8 PAGES
--------------------------------------------------------------------------------

1    NAME OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE
     PERSONS

     PAR GROUP, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                 (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

     STATE OF DELAWARE
--------------------------------------------------------------------------------

  NUMBER OF         5    SOLE VOTING POWER
    SHARES
 BENEFICIALLY            3,123,800 COMMON STOCK
OWNED BY EACH
  REPORTING
    PERSON
     WITH
                    ------------------------------------------------------------
                    6    SHARED VOTING POWER

                         NONE
                    ------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                         3,123,800 COMMON STOCK
                    ------------------------------------------------------------


                    8    SHARED DISPOSITIVE POWER

                         NONE
--------------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,123,800 COMMON STOCK
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.8% COMMON STOCK
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

---------------------------                            -------------------------
CUSIP NO. 436141105                                    PAGE 4 OF 8 PAGES
--------------------------------------------------------------------------------

1    NAME OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE
     PERSONS

     PAR CAPITAL MANAGEMENT, INC.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                   (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     STATE OF DELAWARE
--------------------------------------------------------------------------------
      NUMBER OF     5    SOLE VOTING POWER
        SHARES
     BENEFICIALLY        3,123,800 COMMON STOCK
    OWNED BY EACH
      REPORTING
        PERSON
         WITH
                    ------------------------------------------------------------
                    6    SHARED VOTING POWER

                         NONE
                    ------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                         3,123,800 COMMON STOCK
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         NONE
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,123,800 COMMON STOCK
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.8% COMMON STOCK
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     CO
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                            STATEMENT ON SCHEDULE 13G


Item 1(a).     NAME OF ISSUER:
               ---------------

               HOLLYWOOD ENTERTAINMENT CORP

Item 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               ------------------------------------------------

               9275 SW Peyton Lane
               Wilsonville, OR

Item 2(a).     NAMES OF PERSON FILING:
               -----------------------

               Par Investment Partners, L.P.
               Par Group, L.P.
               Par Capital Management, Inc.

Item 2(b).     BUSINESS MAILING ADDRESS FOR THE PERSON FILING:
               -----------------------------------------------

               Par Capital Management, Inc.
               One Financial Center, Suite 1600
               Boston, MA 02111

Item 2(c).     CITIZENSHIP:
               ------------

               State of Delaware

Item 2(d).     TITLE OF CLASS OF SECURITIES:
               -----------------------------

               COMMON STOCK

Item 2(e).     CUSIP NUMBER:
               -------------

               436141105

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR
               13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

               Not Applicable

Item 4. OWNERSHIP:
        ----------

               (a)  Amount Beneficially Owned:
                         3,123,800 common stock

               (b)  Percent of Class:
                         6.8% common stock

               (c)  Number of shares as to which such person has:

                      (i)    3,123,800 common stock

                      (ii)   shared power to vote or to direct the vote:

                      (iii) sole power to dispose or to direct the disposition of: 3,123,800 common stock

                      (iv) shared power to dispose or to direct the disposition of:

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
         ---------------------------------------------

               Not Applicable

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
         ----------------------------------------------------------------

               Not Applicable

Item 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         ----------------------------------------------------------------------
          SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
         ----------------------------------------------------------

               Not Applicable

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
         ----------------------------------------------------------

               Not Applicable

Item 9.  NOTICE OF DISSOLUTION OF GROUP:
         -------------------------------

               Not Applicable

Item 10. CERTIFICATION:
         --------------

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 5, 2001

                                   PAR INVESTMENT PARTNERS, L.P.
                                   By:  PAR GROUP, L.P.
                                        its general partner
                                   By:  PAR CAPITAL MANAGEMENT, INC.
                                        its general partner

                                   By:  /s/ Frederick S. Downs, Jr.
                                        ----------------------------------------
                                        Frederick S. Downs, Jr., Vice President


                                   PAR GROUP, L.P.
                                   By:  PAR CAPITAL MANAGEMENT, INC.,
                                        its general partner

                                   By:  /s/ Frederick S. Downs, Jr
                                        ----------------------------------------
                                        Frederick S. Downs, Jr., Vice President


                                   PAR CAPITAL MANAGEMENT, INC.

                                   By:  /s/ Frederick S. Downs, Jr.
                                        ----------------------------------------
                                        Frederick S. Downs, Jr., Vice President